Exhibit 99.1

Life Clips To Enter Cryptocurrency Market With A Definitive Agreement To Acquire Global Blockchain And Digital Currency Platform Belfrics Group

Life Clips plans to enter the $2 trillion cryptocurrency market by acquiring Belfrics Group

AVENTURA, Fla., July 14, 2021 — Life Clips, Inc. (OTC Pink: LCLP) (the “Company”, “Life Clips”), announced today it has agreed to acquire Belfrics Group (“Belfrics”), a global blockchain technology firm that runs cryptocurrency exchanges on its proprietary platform. Belfrics currently has a presence in Malaysia, Singapore, India, Kenya, Tanzania, Nigeria, and Bahrain; and it has the capability to process over 1 million transactions per second. Belfrics CEO and Founder, Praveen Kumar, will remain the CEO of Belfrics, while Robert Grinberg will serve as CEO of Life Clips.

The cryptocurrency market is expected to reach $8 trillion dollars by 2030, while the market for blockchain technology is expected to add $176 billion to the US GDP during the same period. Founded in 2014, the Belfrics digital exchange platform, which was fully developed in-house, is one of the most compliant platforms in the cryptocurrency industry. Supported by the proprietary technology of Belrium blockchain KYC solution, the KYC and AML process of Belfrics Exchange is well accepted by regulators globally. With 10 operational offices in 8 countries, Belfrics provides localized and personalized support to digital currency traders. Through its blockchain Academy, Belfrics provides continuous training to traders, developers and blockchain enthusiasts in more than 20 countries. Belfrics is licensed and regulated by the Labuan Financial Services Authority (LFSA) in Malaysia.

Belfrics CEO and Founder, Praveen Kumar said, “This is an exciting time for Belfrics. After many years of hard work building a global exchange for cryptocurrency and the most secured trading platform, it is time to spread our wings globally. The acquisition of Belfrics by Life Clips will help expand the reach of both our cryptocurrency platform and our blockchain solutions, which will create an impact worldwide.”

Belfrics Group specializes in blockchain technology and digital asset exchange solutions. Belfrics runs two distinct business verticals: Digital asset exchange and blockchain division. Belfrics is one among the few regulated exchanges across the globe, that provides regulated digital asset trading solutions.

Belrium, the proprietary blockchain developed by Belfrics, acts the central focal point of the blockchain division. Belrium, which is a hybrid private-public blockchain solution, focusses on identity management on blockchain for decentralized transactions.

It has taken a tremendous amount of work to prepare Life Clips for this landmark moment. We are proud to have reached this milestone for our shareholders by becoming current and settling previous liabilities of the Company to the satisfaction of our acquisition candidate,” said Life Clips CEO Robert Grinberg. Mr. Grinberg continued, “According to PwC, the total volume of mergers and acquisitions in the cryptocurrency industry more than doubled from $481 million in 2019 to $1.1 billion in 2020. The average deal size increased from $19 million in 2019 to nearly $53 million. Major global cryptocurrency exchanges like Binance, FTX and Coinbase made the top three acquisitions in the crypto industry in 2020. We welcome Praveen and his team to our family and look forward to providing them with the resources to take their world class cryptocurrency exchange and platform to the next level.”

The Belfrics Group acquisition is expected to close in the second quarter. The final number of shares issuable upon closing is subject to adjustment prior to closing. All shares issuable pursuant to the acquisition will be restricted securities subject to statutory resale restrictions.

Visit our corporate website at www.lifeclips.com.

About Life Clips, Inc.

Life Clips, Inc. is the parent company of Cognitive Apps Software Solutions Inc. and distributes single-use and cordless batteries under the Mobeego brand for use with cellular phones and other mobile devices. Cognitive Apps is an AI-Powered mental health analytics platform that empowers businesses to measure, understand, and improve mental well-being of their employees, patients and customers. Drug development for mental health disorders and other cognitive impairments is hampered by the inability to identify at risk groups before the onset of clinically significant symptoms, as well as continuous assessments on the progress made by the participants. Cognitive Apps is addressing this problem by pioneering a speech-based AI technology which could help accurately predict risk for various types of depression and mood and anxiety-based disorders years before a clinical diagnosis is obtained. Our technology can help detect and monitor subtle changes in mental state by assessing individuals more frequently and more objectively than the assessments used today. The speech and voice recognition market is expected to grow at a CAGR of 17.2% from 2019 to 2025 to reach $26.79 billion by 2025.

Forward-Looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements: (i) the initiation, timing, progress and results of the Company’s research, manufacturing and other development efforts; (ii) the Company’s ability to advance its products to successfully complete development and commercialization; (iii) the manufacturing, development, commercialization, and market acceptance of the Company’s products; (iv) the lack of sufficient funding to finance the product development and business operations; (v) competitive companies and technologies within the Company’s industry and introduction of competing products; (vi) the Company’s ability to establish and maintain corporate collaborations; (vii) loss of key management personnel; (viii) the scope of protection the Company is able to establish and maintain for intellectual property rights covering its products and its ability to operate its business without infringing the intellectual property rights of others; (ix) potential failure to comply with applicable health information privacy and security laws and other state and federal privacy and security laws; and (x) the difficulty of predicting actions of the government and its regulations. All forward-looking statements included in this press release are made only as of the date of this press release. The Company assumes no obligation to update any written or oral forward-looking statement unless required by law.

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